UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 15, 2013

Intermolecular, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35348	20-1616267
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3011 N. First Street San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

(408) 582-5700
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    Entry into a Material Definitive Agreement

Amendment to Collaborative Development Program Agreement with Toshiba and SanDisk

On March 27, 2013, we amended the collaborative development program (CDP) agreement that we had entered into with Toshiba Corporation and SanDisk Corporation in March 2010 to develop certain memory technologies and related materials. Prior to this amendment, the Toshiba and SanDisk CDP was amended in March 2012.

As amended, the period for development activities under the CDP will be extended an additional year, through March 14, 2014.  For such extended period, Toshiba and SanDisk will retain their exclusive collaboration license in the field of memory chips. We agreed in the amendment to provide Toshiba and SanDisk with services and licenses to our technology in exchange for fees (which include fees for the services of our personnel, subscription to our proprietary HPC platform, a license for the associated software and a license to our background technology for the extended development period).  We also amended the agreement to reduce the minimum annual royalty pre-payments due from Toshiba and SanDisk for the first two (2) years after the end of the extended development period.

On or after June 14, 2013 and upon the payment of the quarterly fees for the applicable quarter and for the following quarter, Toshiba and/or SanDisk shall have the right to terminate their participation in the services (but not the licenses) that we provide under the CDP.  If only one party wishes to terminate its participation in the services, the other party may continue participating in the CDP services by paying the entire amount of the service fees, including the terminating party's share of the service fees. Termination by either or both parties does not modify the obligation of Toshiba and SanDisk to continue to pay licensee fees during the extended development period.

In addition, we also amended the agreement to modify the parties' joint patent review process and agreed that such process shall continue for a period of twelve (12) months after termination of the Agreement.

The foregoing description of the amendment does not purport to be complete and is qualified in its entirety by reference to the amendment that will subsequently be filed as an exhibit to our Quarterly Report on Form 10-Q, as required by SEC rules.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERMOLECULAR, INC.

Date: April 1, 2013	By:	/s/ David E. Lazovsky
David E. Lazovsky
President and Chief Executive Officer